Exhibit 5.1

July 29, 2004

Board of Directors

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22012

Ladies and Gentlemen:

As the Deputy General Counsel of Capital One Financial Corporation (the “Company”), I have participated in the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), with respect to the registration of 8,000,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) and attached Rights to purchase the Company’s Cumulative Participating Junior Preferred Stock, $.01 par value per share (the “Rights”), to be issued pursuant to the Capital One Financial Corporation 2004 Stock Incentive Plan (the “Plan”). I am familiar with the Registration Statement and have examined such corporate documents and records, including the Plan, and such matters of law as I have considered appropriate to enable me to render the following opinion.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that:

1.    The Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, at prices in excess of the par value thereof, will be legally issued, fully paid and nonassessable.

2.    Upon issuance of the Shares in accordance with the terms of the Plan, at prices in excess of the par value thereof, the Rights associated with the Shares will be legally issued.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Frank R. Borchert, III, Esq.
Frank R. Borchert, III, Esq. Senior Vice President, Deputy General Counsel and Assistant Secretary